TEJON RANCH CO.
                            Post Office Box 1000
                          Lebec, California 93243


                                                       April 10, 1997


     Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. on Monday, May 12, 1997, at 9:30 A.M., Los Angeles time, in the Grand Salon I Room of the Park Hyatt Los Angeles at Century City, 2151 Avenue of the Stars, Los Angeles, California. Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

          The Notice of Annual Meeting and Proxy Statement containing information concerning the business to be transacted at the meeting appear in the following pages.

          It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date, and mail the enclosed proxy at your earliest convenience.

          Your interest and participation in the affairs of the Company are greatly appreciated.

                              Sincerely,




                              Robert A. Stine,
                              President and Chief Executive Officer
                              TEJON RANCH CO.




                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                     on
                                May 12, 1997

          The Annual Meeting of Stockholders of Tejon Ranch Co. (the "Company") will be held in the Grand Salon I Room of the Park Hyatt Los Angeles at Century City, 2151 Avenue of the Stars, Los Angeles, California on Monday, May 12, 1997, at 9:30 A.M., Los Angeles time, for the following purposes:

               1.   To elect three directors.

               2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

          The names of the nominees for the Board of Directors of the Company for election at the Meeting are: Otis Booth, Jr., Dan T. Daniels, and Robert F. Erburu.

          The Board of Directors has fixed the close of business on April 1, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

          Your attention is invited to the accompanying Proxy
     Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy, for which a return envelope is provided.

                              For the Board of Directors,




                              DONALD HASKELL, Chairman of the Board
                              DENNIS MULLINS, Secretary


     Lebec, California
     April 10, 1997

     PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID
     ENVELOPE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY.


                              TEJON RANCH CO.
                            Post Office Box 1000
                          Lebec, California 93243

                              PROXY STATEMENT

                       Annual Meeting of Stockholders
                                May 12, 1997

          This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 12, 1997.

          It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about April 10, 1997.

                          SOLICITATION OF PROXIES

          At the Meeting, the stockholders of the Company will be asked (1) to elect three directors, and (2) to transact such other business as may properly come before the Meeting. Your Board of Directors is asking for your proxy for use at the Meeting. Although management does not know of any other matter to be acted upon at the Meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the Meeting.

          The cost of preparing, assembling, and mailing the Notice of Meeting, this Proxy Statement and the enclosed proxy ballot will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, telegraph, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the American Stock Exchange. It is anticipated that the mailing of proxy materials will begin on or about April 10, 1997.

                           RECORD DATE AND VOTING

          Holders of shares of Common Stock of record at the close of business on April 1, 1997, are entitled to notice of, and to vote at, the Meeting. There were 12,682,244 shares of Common Stock outstanding at the record date. A stockholder giving a proxy may revoke it at any time before it is voted by filing with the Company's Secretary a written notice of revocation or a duly executed proxy bearing a later date. Unless a proxy is revoked, shares represented by a proxy will be voted in accordance with the voting instructions on the proxy and, on matters for which no voting instructions are given, shares will be voted for the nominees of the Board of Directors as shown on the proxy. On a matter for which the "WITHHOLD AUTHORITY" instruction is given, shares will be voted neither "FOR" nor "AGAINST." Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who withhold authority will be considered present for purposes of determining a quorum. The rules of the New York and American Stock Exchanges permit member organizations ("brokers") to vote shares on behalf of beneficial owners, in the absence of instructions from beneficial owners, on certain "routine" matters, including the election of directors and ratification of independent public accountants, but do not permit such votes on "non-routine" matters. Situations where brokers are unable to vote on non-routine proposals are referred to as "broker non-votes." Since the election of directors is regarded as a routine matter and is the only item of business expected to be considered at the Annual Meeting, no broker non-votes are anticipated. However, under circumstances where there are broker non-votes, such non-votes will not be counted as present for purposes of determining a quorum, have no effect on the outcome of matters requiring the affirmative vote of a majority or super-majority of shares represented at the Meeting and have the effect of a negative vote on matters requiring the affirmative vote of the holders of a majority or super-majority of the shares outstanding.

          Stockholders vote cumulatively in the election of directors. Cumulative voting means that each share is entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for one nominee or distributed among two or more nominees. The three candidates receiving the highest number of affirmative votes will be elected as directors. On all other matters, each share has one vote.


          STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

          The following table lists the stockholders known to the Company to be the beneficial owners of more than 5% of the shares of Company Common Stock outstanding as of March 11, 1997. The table also provides the stock ownership of all directors and of the most highly compensated executive officers as of the same date.

                                               Amount and
                                               Nature of
                                               Beneficial    Percent
         Name and Address of Stockholder      Ownership(1)   of Class

     Ardell Investment Company                1,055,828 (2)      8.33%
          P.O. Box 1715
          Newport Beach, CA 92659

     M.H. Sherman Company                     1,140,630 (2)      8.99%
          P.O. Box 1715
          Newport Beach, CA 92659

     The Times Mirror Company                 3,812,330 (3)     30.06%
          Times Mirror Square
          Los Angeles, CA 90053

     State of Wisconsin Investment Board      1,075,500 (4)      8.48%
          P.O. Box 7842
          Madison, WI 53707

     Directors

     Otis Booth, Jr.                              1,000       below 1%
     Craig Cadwalader                         2,228,530 (5)     17.57%

     Dan T. Daniels                           2,228,530 (6)     17.57%

     Rayburn S. Dezember                          1,000 (7)   below 1%

     Robert F. Erburu                         3,812,330 (8)     30.06%

     Clayton W. Frye, Jr.                     3,822,330 (9)     30.14%

     Donald Haskell                           2,279,630 (10)    17.97%

     Robert A. Stine                              -0-           -0-

     Raymond L. Watson                            -0-           -0-

     Phillip L. Williams                          -0-           -0-

     Officers
     Matt J. Echeverria                             300 (11)  below 1%

     John A. Wood                                 6,900 (11)  below 1%

     All officers and directors as a group    6,111,160         48.19%
     (15 persons)

     (1) In each case, the named stockholder has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below.

     (2) Does not include 32,072 shares (0.25% of the number of shares outstanding) owned of record and beneficially by the Sherman Foundation, a non-profit public charity, three of the trustees of which are directors of Ardell Investment Company and M.H. Sherman Company, those being Messrs. Donald Haskell, Chairman of the Board of Directors of the Company, and Craig Cadwalader and Dan T. Daniels, directors of the Company.

     (3) Does not include 300,000 shares (2.37% of the number of shares outstanding) owned of record and beneficially by The Times Mirror Foundation, a private, non-profit, philanthropic foundation, all of the directors of which are employees of The Times Mirror Company or its subsidiaries.

     (4) Based upon information provided to the Company by the stockholder on a Schedule 13G dated January 21, 1997, and filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     (5) Includes 1,055,828 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H. Sherman Company, and 32,072 shares owned by Sherman Foundation. Mr. Cadwalader is a director of Ardell Investment Company and M.H. Sherman Company and a trustee of Sherman Foundation. Mr. Cadwalader disclaims beneficial ownership as to all of the shares owned by said entities.

     (6) Includes 1,055,828 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H. Sherman Company, and 32,072 shares owned by Sherman Foundation. Mr. Daniels is Vice President, Treasurer and a director of Ardell Investment Company, President and a director of M.H. Sherman Company, and Vice President, Secretary and a trustee of Sherman Foundation. Mr. Daniels disclaims beneficial ownership as to all of the shares owned by said entities.

     (7)  Mr. Dezember's shares are held by a family trust.  Mr.
          Dezember and his spouse share voting and investment power with respect to those shares.

     (8) Includes 3,812,330 shares owned by The Times Mirror Company of which Mr. Erburu is a director. Mr. Erburu disclaims beneficial ownership of all such shares.

     (9) Includes 10,000 shares owned by Mr. Frye personally, and 3,812,330 shares owned by The Times Mirror Company, of which Mr. Frye is a director. Mr. Frye disclaims beneficial ownership of the shares owned by The Times Mirror Company.

     (10) Includes 51,100 shares owned by Mr. Haskell personally, 1,055,828 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H. Sherman Company, and 32,072 shares owned by Sherman Foundation. Mr. Haskell is President and a director of Ardell Investment Company, Chairman of the Board and a director of M.H. Sherman Company, and has the power to vote a majority of the shares of each company. He is also President and a trustee of Sherman Foundation. Mr. Haskell disclaims beneficial ownership of the shares owned by the Sherman Foundation.

     (11) The shares owned by Messrs. Echeverria and Wood are held as community property. Each officer and his spouse share voting and investment power with respect to their shares.

          In December 1978 a Schedule 13D was filed with the Securities and Exchange Commission on behalf of a group comprised of Ardell Investment Company, M.H. Sherman Company, The Times Mirror Company, Chandis Securities Company and The Times Mirror Foundation (collectively, the "Affiliated Group") reporting the formation of the group and the contemplated purchase by The Times Mirror Company of additional shares of Common Stock of Tejon Ranch Co., the California corporation now wholly owned by the Company, "to the end that...[such shareholders] will ultimately increase their degree of control of..." that corporation. Each outstanding share of Common Stock of that corporation was converted into one share of Common Stock of the Company in connection with a 1987 reincorporation transaction. As a result, the Schedule 13D has been amended to reflect the conversion of the shares of Common Stock, and all references describing the
     Schedule 13D below refer to the Company and its Common Stock instead of the California corporation of which the members of the Affiliated Group were stockholders at the time the Schedule 13D was filed.

          The Schedule 13D has been further amended several times, including amendments to reflect Chandis Securities Company's disposition of its shares and its withdrawal from the Affiliated Group and the addition to the Affiliated Group of Donald Haskell, Chairman of the Board of Directors of the Company, and Sherman Foundation, a non-profit public charity of which Mr. Haskell is President and a trustee. As of December 31, 1996, the stockholders constituting the Affiliated Group owned 6,391,960 shares of Company Common Stock constituting 50.40% of the number of shares outstanding.

          On February 3, 1997, The Times Mirror Company and The Times Mirror Foundation filed an amendment to the Schedule 13D with the Securities and Exchange Commission stating that such entities are no longer acting together with the other members of the Affiliated Group as a group with respect to the ownership of shares of the Company's Common Stock, and that each entity is considering a sale of all or part of its shares in the Company depending on market conditions and other factors. On February 4, 1997, Ardell Investment Company, M.H. Sherman Company, Donald Haskell, and Sherman Foundation each filed a Schedule 13D with the Securities and Exchange Commission stating that as a result of letters received from The Times Mirror Company on January 31, 1997, notifying them of The Times Mirror Company's decision to dissolve the group, they were no longer acting as a group with respect to the ownership of shares of the Company's Common Stock. Furthermore, they reported that they had not formulated any definite plans or proposals with respect to their investment in the Company, but that they may consider the acquisition of additional shares of Common Stock of the Company or the disposition of some or all of the Common Stock of the Company each of them currently holds, depending on market conditions and other circumstances.


                           ELECTION OF DIRECTORS

          The Board of Directors now consists of ten directors, the authorized number of directors having been increased in 1996 from 9 to 10. The directors are divided into three classes based upon when their terms expire. The terms of three directors (Class I) expire at the 1997 Annual Meeting, the terms of four directors (Class II) expire at the 1998 Annual Meeting, and the terms of three directors (Class III) expire at the 1999 Annual Meeting. The regular terms of directors expire at the third Annual Meeting following the Annual Meeting at which the directors were elected, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased.

          The names of the nominees of the Board of Directors for election as directors at the 1997 Annual Meeting (all of whom are presently directors) are set forth in the table below, along with certain other information. The table also includes information as to the other present directors of the Company.

          Other than nominations made at the direction of the Board of Directors, nomination of persons for election to the Board of Directors by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which the Notice of Annual Meeting of Stockholders was mailed. Such stockholder's notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934, as amended; and (ii) as to the stockholder giving the notice, the name and address, as they appear on the Company's books, of such stockholder, and the class and number of shares of the Company which are beneficially owned by such stockholder.

          Except as noted below, each proxy solicited by and on behalf of the Board of Directors will be voted "FOR" the election of the nominees named below (unless such authority is withheld as provided in the proxy) and one third of the votes to which the stockholder is entitled will be cast for each of the three nominees. In the event any one or more of the nominees shall become unable to serve or refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 1997 Annual Meeting are nominated as candidates for director by persons other than the Board of Directors, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board of Directors or substitute nominees to the exclusion of the other such nominees and in such order of preference as the proxy holders may determine in their discretion.

          All references to the Company in the table below and the remainder of this Proxy Statement relating to periods prior to the effectiveness of the June 1987 reincorporation transaction referred to under "Stock Ownership of Principal Stockholders and Management" include references to Tejon Ranch Co., the California corporation which became a wholly owned subsidiary of the Company as a result of the reincorporation transaction.

                                                              First
      Nominees for Class I Directors Whose Terms Expire in   Became
         1997 and Principal Occupation or Employment(1)     Director  Age

      Otis Booth, Jr.(2)(3)                                   1970     73
           Private investments and ranching; Director of Clipper Fund,
           Inc. and Schooner Fund, Inc.

      Dan T. Daniels(2)(4)                                    1982     55
           President and Director, M.H. Sherman Company, investments

      Robert F. Erburu(3)                                     1975     66
           Director of The Times Mirror Company, Cox
           Communications, Inc., and Marsh & McLennan
           Companies, Inc.
        Continuing Directors and Principal Occupation or
                          Employment(1)

      Craig Cadwalader                                        1994     56
           President, Chief Operating Officer and
           Director, Ardell Marina, Inc., yacht brokerage;
           Director, M.H. Sherman Co.

      Rayburn S. Dezember(2)                                  1990     66
           Director of Wells Fargo & Co., CalMat
           Los Angeles, Bolthouse Farms, Inc., and The
           Bakersfield Californian

      Clayton W. Frye, Jr.(3)                                 1975     66
           Senior Associate of Laurance S. Rockefeller, business and investment management; Director of The Times Mirror Company, and King Ranch, Inc.

      Donald Haskell(3)(4)                                    1967     69
           Chairman of the Board, M.H. Sherman Company, investments; President, Ardell Investment
           Company, investments; Chairman of the Board, Tejon Ranch Co.

      Robert A. Stine(3)                                      1996     50
           President and Chief Executive Officer, Tejon
           Ranch Co.; Director of Rancho Santa Fe National
           Bank

      Raymond L. Watson                                       1994     70
           Vice Chairman of The Irvine Company, farming and real estate development; Director of The
           Walt Disney Company,  Pacific Mutual Life
           Insurance Company, and Mitchell Energy and
           Development Company

      Phillip L. Williams(2)(4)                               1987     74
           Private investments and business advisor;
           Director, IXC Communications, Inc.;
           Vice Chairman (Retired), The Times Mirror
           Company

     (1) Except as set forth below, each of the directors has been engaged in his principal occupation described above during the past five years. There are no family relationships among any directors of the Company. Mr. Dezember served as Chief Executive Officer of The Bakersfield Californian from
          December 1991 to June 1992.   Mr. Erburu served as Chief
          Executive Officer of The Times Mirror Company from 1981 to June 1, 1995, and as Chairman of its Board of Directors from 1986 to January 1, 1996. Mr. Stine served as the Chief Executive Officer of The Collins Companies from 1986 to April 1995. He became President and Chief Executive Officer of the Company on May 1, 1996, and a Director of the Company on May 13, 1996. Mr. Williams served as Vice Chairman of the Board of The Times Mirror Company from 1987 to May 4, 1993. All directors are members of the Real Estate Committee, which sits as a committee of the whole.

     (2)  Member of Audit Committee.

     (3)  Member of Executive Committee.

     (4)  Member of Compensation Committee.

          The terms of Messrs. Cadwalader, Dezember, Stine and Williams expire at the 1998 Annual Meeting, and the terms of Messrs. Frye, Haskell and Watson expire at the 1999 Annual Meeting. No director's term expires at an Annual Meeting unless his successor has been elected and qualified, or the authorized number of directors has been decreased.

     Board of Directors and Committees

          Standing committees of the Board of Directors include the Executive, Audit, Compensation, and Real Estate Committees. The major functions of each of these committees are described briefly below.

          Except for certain powers which, under Delaware law, may be exercised only by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company.

          The Audit Committee recommends engagement of the independent accountants, reviews the arrangement and scope of audit, considers comments made by the independent accountants with respect to internal controls, reviews internal accounting procedures and controls with the Company's financial accounting staff, and reviews non-audit services provided by the Company's independent accountants.

          The Compensation Committee periodically reviews and recommends appropriate adjustments to the compensation arrangements for executive officers.

          The Real Estate Committee reviews all activities and issues related to the Company's real estate assets. It receives and considers the analyses of the Company's outside land use and development consultants. The Committee directs management and the planning team on the direction that the Company's land use planning activities should take.

          The Company does not have a nominating committee. The nominees for director proposed by the Board of Directors are selected by the entire Board.

          During 1996, there were four meetings of the Board of Directors, two of the Audit Committee, two of the Compensation Committee, and none of the Real Estate Committee or the Executive Committee. During 1996 all incumbent directors attended 75% or more of the aggregate total of such meetings of the Board of Directors and committees of the Board on which they served, except Mr. Booth.

          During 1996, directors who are not employees of the Company each received a quarterly retainer of $2,000, a fee of $1,000 for attendance at any meeting of the Board and a fee of $500 for attendance at any meeting of a Committee.

     Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's common stock to file reports of beneficial ownership and changes in ownership with the Securities and Exchange Commission.
     Sherman Foundation failed to timely file two reports with respect to three transactions which occurred in March and April 1996 but has since filed the reports.

                           EXECUTIVE COMPENSATION

          The following table shows the aggregate compensation paid on an accrual basis by the Company and its subsidiaries during 1996 and each of the two previous years to the two persons who acted as chief executive officer during 1996, and to the four other executive officers of the Company who were most highly compensated in 1996.

                         SUMMARY COMPENSATION TABLE
                                                   LONG TERM
               ANNUAL COMPENSATION               COMPENSATION
                                                    AWARDS

                                                 SECURITIES          ALL OTHER
   NAME AND PRINCIPAL                            UNDERLYING  LTIP   COMPENSATION
                             SALARY(1) BONUS(1)  OPTIONS(2)  PAYOUT       (3)
                      YEAR     ($)       ($)        (#)      ($)          ($)
   Robert A. Stine    1996  183,333 (4)  36,665     100,000                0
     President and    1995        0           0           0                0
     Chief Executive  1994        0           0           0                0
     Officer

   Matt J. Echeverria 1996  165,000      25,000           0            1,650
     Senior Vice      1995  144,232      25,000           0            1,442
     President        1994  115,000      10,000           0            1,150
     Acting CEO
     through April
     1996

   Dennis Mullins     1996  135,000      12,500           0            1,350
     Vice President,  1995  125,000      12,500           0            1,250
     General Counsel  1994  117,500      12,500           0                0
     and Secretary

   David Dmohowski    1996  133,000       9,000           0            1,330
     Vice President   1995  133,000       9,500           0            1,330
                      1994  129,000       9,500           0            1,290

   John A. Wood       1996  101,500      39,495           0            1,015
     Vice President   1995  101,500      37,462           0 80,000 (5) 1,015
                      1994  125,000      15,000           0            1,250

   Allen E. Lyda      1996  115,000      20,000           0            1,150
     Vice President,  1995  100,000      12,000           0            1,000
     Treasurer and    1994   90,000      10,000           0              900
     Secretary


     (1) Amounts shown include salary earned and received by executive officers as well as salary earned but deferred at the election of those officers. The bonus amounts shown were accrued by the Company in the years shown but were received by the officers in January of the following year.

     (2) Of the above executive officers, only Mr. Stine received a stock option during 1996.

     (3) The amounts in this column include the matching contributions made by the Company under its 401(k) defined contribution plan.

     (4) The amount shown reflects compensation for the partial year from May 1, 1996, when Mr. Stine became President and Chief
          Executive Officer of the Company, through December 31,
          1996.

     (5) This payment, which was calculated by multiplying a fraction of salary times years of service, was paid pursuant to a Long Term Incentive Plan offered to all employees working in the farming operations of Laval Farms
          Limited Partnership (formerly Tejon Agricultural Partners) to encourage them to work as long as needed during the wind-down of the partnership.

          The Company has entered into an agreement with Mr. Stine providing for him to serve as President, Chief Executive Officer and a director of the Company. Under the agreement he is entitled to a salary at an annual rate of $275,000 per year (subject to review after November 1997), a bonus of up to 50% of base salary and the grant of an option to purchase 100,000 shares of the Common Stock of the Company at the fair market value of the shares on the date the option was granted ($17.875 per share). See "Stock Options." Although the agreement does not provide for a term of employment, Mr. Stine will be entitled to continuation of his salary for two years if the Company terminates his employment without cause prior to May 1, 1998, and to continuation of his salary for one year if the Company terminates his employment without cause thereafter. In addition such a termination would result in acceleration of the exercise dates of Mr. Stine's stock option. The agreement also provides for perquisites consisting of a company car and a country club membership and participation in the Company's health, disability and life insurance programs and its retirement plan.

     Stock Options

          In March 1992 the Board of Directors adopted a 1992 Stock Option Plan providing for the granting of options to purchase a maximum of 230,000 shares of the Company's Common Stock to employees, advisors, and consultants of the Company. The 1992 Stock Option Plan was approved by the stockholders at the 1992 Annual Meeting.

          The following table shows information concerning the only grant of a stock option made in 1996 pursuant to the 1992 Stock Option Plan.

                    OPTIONS GRANTS IN LAST FISCAL YEAR

                                PERCENT OF
                                   TOTAL
                                  OPTIONS
                                GRANTED TO
                                 EMPLOYEES    EXERCISE                 GRANT
                                 IN FISCAL    OR BASE                   DATE
                      OPTIONS      YEAR      PRICE(per  EXPIRATION    PRESENT
           NAME       GRANTED                  share)      DATE       VALUE(1)

     Robert A. Stine  100,000      100%       $17.875     4/30/06     $631,000


     (1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options.

          The following table shows the number of shares subject to exercisable and nonexercisable stock options outstanding at December 31, 1996, and held by executive officers named in the preceding Summary Compensation Table.

                OPTIONS EXERCISES AND YEAR-END VALUE TABLE
<CAPTION
                                                                    VALUE OF
                                                   NUMBER OF      UNEXERCISED
                          SHARES                  UNEXERCISED     IN-THE-MONEY
                         ACQUIRED                   OPTIONS        OPTIONS AT
                            ON          VALUE     AT FY-END(#)    FY-END($)(1)
                         EXERCISE     REALIZED    EXERCISABLE/    EXERCISABLE/
           NAME             (#)        ($)(1)    UNEXERCISABLE   UNEXERCISABLE
    Robert A. Stine              0            0       0/100,000             0/0
    Matt J. Echeverria           0            0        0/19,000             0/0
    Dennis Mullins               0            0        0/15,000             0/0
    David Dmohowski              0            0        0/16,000             0/0
    John A. Wood                 0            0        0/10,000             0/0
    Allen E. Lyda                0            0        0/14,000             0/0


     (1) Market value of underlying securities at year end, minus the exercise price of options.

          The currently outstanding options reflected in the table above (other than those of Messrs. Stine and Mullins) were granted in 1992, do not become exercisable until 2001 (subject to certain exceptions) and expire in 2002. Mr. Stine's option was granted in May 1996, and will become exercisable as to 10% of the shares on the first anniversary of the grant, 15% of the shares at the end of the second and third years and 30% of the shares at the end of the fourth and fifth years. In addition, a termination of Mr. Stine's employment without cause would result in acceleration of the exercise dates of his stock option. Mr. Mullins' option was granted in 1993, does not become exercisable until 2002 (subject to certain exceptions) and expires in 2003. Under the terms of the option agreements, if the optionee leaves the employ of the Company for any reason other than death or disability, his options will terminate within three months after any such termination of employment and will be exercisable during those three months only to the extent that they were exercisable on the date of termination of employment. If the optionee's employment terminates as the result of death or disability, the options terminate one year after such death or disability and are exercisable during that one year period only if the employee has completed at least one full year of employment with the Company after the date of grant. Under such circumstances the options are exercisable to purchase that portion of the total number of shares subject to the options equal to such total number of shares times the fraction of the number of full years of employment completed after the date of grant divided by ten. The exercise date of the outstanding options will also be accelerated in the event of a change in control of the Company. "Change in control" is defined to include a merger, consolidation, transfer of assets, issuance or transfer of stock or other transaction or series of related transactions as a result of which persons or entities other than the stockholders immediately before the transaction or transactions would own at least 80% of the voting stock of the Company or its successor after the transaction.

     Pension Plan

          The Company contributes each year to a Pension Plan for its salaried employees the amount necessary to fund the Plan on a actuarially sound basis. The amounts of these annual contributions are not included in the compensation table above. Pension benefits to be received from the Plan upon retirement are determined by an employee's five year final average annual compensation, length of service with the Company and age at retirement, subject to certain limitations imposed on a qualified retirement plan by the Internal Revenue Code.

          In 1991 the Company adopted a Supplemental Executive Retirement Plan (the "SERP") in order to restore to executives designated by the Compensation Committee of the Board of Directors the full benefits under the Pension Plan which would otherwise be restricted by certain limitations now imposed under the Internal Revenue Code. The SERP is unfunded, but the associated liability will be reflected on the Company's financial statement. No benefits under the Pension Plan or the SERP become vested until the earlier of (a) the participant's attainment of age 65, or (b) the completion of five or more years of vesting service (as defined under the Pension Plan referred to above). With respect to the SERP, an executive can become vested upon the incurrence of a total and permanent disability while employed by the Company as determined by the Board of Directors or the Compensation Committee. The Compensation Committee also has the power to grant a participant vested status with respect to the SERP even if he does not meet the foregoing requirements.

          The table below illustrates the amount of annual pension benefits payable under the Plan (as increased by amounts payable to eligible executives under the SERP) to persons in particular classifications who work to the normal retirement age of 65.

                                     Years of Service
      Five Year Final Average
       Annual Compensation     10          20       25 or more
              75,000          9,791      19,582      24,477
             100,000         13,916      27,832      34,790
             125,000         18,041      36,082      45,102
             150,000         22,166      44,332      55,415
             175,000         26,291      52,582      65,727
             200,000         30,416      60,832      76,040
             250,000         38,666      77,332      96,665
             275,000         42,791      85,582     106,977
             300,000         46,916      93,832     117,290


          For purposes of pension benefits, earnings consist of compensation determined in the manner reflected in the preceding Summary Compensation Table, except that for pension benefit purposes, bonuses are included in the year paid instead of in the year accrued and amounts under "Long Term Compensation Awards" and "All Other Compensation" are not counted. The benefits presented are straight life annuity amounts and are determined based on the benefit formula required by the Plan, which conforms to the regulations of the Internal Revenue Service and ERISA. The credited years of service under the Plan as of December 31, 1996, for those named in the table above are Mr. Stine - 0 years, Mr. Wood - 18 years, Mr. Echeverria - 17 years, Mr. Lyda - 6 years, Mr. Dmohowski - 5 years, and Mr. Mullins - 3 years. All employees having one year in service to the Company participate in the Plan. This includes all current officers of the Company, except Mr. Stine.

     Compensation Committee Interlocks and Insider Participation

          During 1996 Mr. Haskell rented a Company owned house, and Wood River Ranch, a corporation in which Mr. Haskell is the sole shareholder, boarded horses at the Company's quarter horse facility. Aggregate payments made to the Company for rent and horse boarding and training, including reimbursements for incidental expenses, during 1996 totalled $52,553. It is expected that this arrangement will continue throughout 1997. The boarding and training fees charged Wood River Ranch are comparable to customary rates in the horse training and breeding business and are the same as fees charged to other horse owners not affiliated with the Company. The rent which Mr. Haskell pays for the house is not less than the rent which the Company charges persons not affiliated with the Company for comparable residences.

          Commencing December 1, 1993, Mr. Haskell leased Mr. San Olen, a quarter horse, to the Company, which uses Mr. San Olen for breeding purposes. The lease term runs until December 31, 1998, as the Company exercised the first of its two options to extend the lease term for periods of three years each. The rent paid by the Company is $1.00 per year triple net, plus one-half of all net profits made from breeding Mr. San Olen with mares not owned by the Company. The leasing of horses for breeding purposes typically involves the payment of a substantial rent by the lessee. The Company believes that this agreement is favorable to the Company compared to other such horse lease arrangements.

     Compensation Committee Report on Executive Compensation

          The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

          In determining appropriate compensation for the executive officers of the Company, the Compensation Committee's decisions, while not tied to any specific financial performance criteria, are based upon an analysis of each executive's performance in balancing the short-term operating objectives of the Company with the overriding goal of protecting and enhancing the value of the Company's major asset - its land.

          The Company is different from most companies in that its asset value is very large, but its earning capacity from current operations is limited. As a result, the Compensation Committee policies focus on the goals of achieving an optimum level of income from the Company's current operations while at the same time preserving and enhancing the development potential of the Company's land. The larger future value of the Company to the stockholders rests in the development of portions of the land for a variety of future uses. It will be decades before that development process is complete. The Compensation Committee believes that the management of this tradeoff between current returns and future asset value is a particularly important criterion for evaluation of the President and the other executive officers of the Company. The existence of these two competing goals makes it very difficult to measure precisely the ultimate financial benefit for the Company's stockholders of management decisions made at the present time.

          Consistent with the foregoing criteria, a number of factors are evaluated in specific compensation decisions. These include the performance of the executive in his or her areas of responsibility, the overall financial results of the Company, and the level of compensation necessary to retain, over the long-term, highly qualified executives.

          The Committee does not rely principally on specific, pre-determined criteria to measure the performance of Company executives or the performance of the Company itself. The Committee members evaluate the various factors to be considered and reach a consensus based primarily upon their individual and collective judgment, rather than mathematical calculations. The performance of an executive in his or her area of responsibility can on occasion include specific pre-determined goals but usually depends in more substantial part on the Committee's overall evaluation. In measuring the financial results of the Company, the Committee looks primarily to net income, although often that is significantly affected by such uncontrollable factors as bad weather, drought, the overall economy and commodity market conditions, and the Committee focuses on those aspects of financial performance that executives can control.

          The extent to which the development potential of the Company's land has been enhanced over a particular period of time is determined in part by the achievement of particular planned goals, such as the completion of the physical improvements at the Grapevine Center during 1996 and execution of a lease for a motel at the Grapevine Center.

          In determining overall levels of compensation the Committee obtains information as to compensation levels at other companies through their public reports, private surveys and direct communication. The Committee believes that, because of the Company's very large undeveloped land holdings and limited earnings, there is no group of comparable companies that it can rely upon in determining appropriate levels of compensation. Nonetheless the Committee makes judgments as to overall compensation in part by taking into account what other companies of comparable size are doing, whether or not they have extensive land holdings. The Committee does not attempt to set the compensation for Company executives at any particular level as compared to other companies, but merely evaluates what other companies are paying as one factor along with others to be considered. Historically, the Committee's practice has generally been to avoid large fluctuations from one year to the next in compensation adjustments unless the change in an executive's job responsibilities or specific performance warrants a large change.

          Salary and bonus levels reflect a long-term evaluation of a particular executive as well as the nature of his or her duties and level of experience. The relative amounts of salary and bonus for a particular executive reflect the Committee's judgment as to the proper weighing of these components of compensation, taking into account the position held by the executive, historical patterns of the Company and, to a lesser extent, the practices of other companies of comparable size. No specific formulas are used to determine these amounts, except that Mr. Wood's bonus was based upon income from the Company's farming operations. Stock options are considered by the Committee to constitute primarily an incentive to remain with the Company for the long term. The Committee does not intend to grant options to executives on a regular and continuing basis as a part of their compensation, but it does intend to review from time to time the adequacy of all stock options outstanding.

          In April 1996 the Company entered into an employment agreement with Mr. Stine providing for an annual salary of $275,000 (subject to review but not before November 1997) plus a bonus ranging from 0 up to 50% of annual salary. The bonus was guaranteed at 20% of base salary for 1996, which meant that Mr. Stine received $36,667 for the eight months in 1996 after he joined the Company. For 1997 and thereafter Mr. Stine's bonus will be determined by the Board of Directors or the Compensation Committee, and it is expected that the criteria to be used in determining the amount of the bonus will be the same as those set forth above for other executives of the Company. The amount of Mr. Stine's salary and bonus and the number of shares subject to the terms of his option were determined by negotiation between Mr. Stine and the Company, although the Company received advice from an outside consulting firm and it took into account amounts paid to chief executive officers by other companies of comparable size.

          Mr. Echeverria served as Acting Chief Executive Officer of the Company until Mr. Stine joined in the Company on May 1, 1996. In addition, Mr. Echeverria continued to manage the Company's cattle operations. The increase in Mr. Echeverria's salary and the amount of his bonus for 1996 reflect the Committee's favorable evaluation of his performance in both roles.

                   Donald Haskell, Dan T. Daniels, Phillip L. Williams
                                 Members of the Compensation Committee


                               PERFORMANCE GRAPH

          The following graph is a comparison of cumulative total shareowner returns for the Company, the Dow Jones Equity Market Index, and the Dow Jones Real Estate Index for the period shown.

                           1991     1992    1993     1994     1995     1996
      Tejon Ranch Co.    100.00    98.01   85.51    70.47    85.51    83.33
      DJ Equity Market   100.00   108.61  119.41   120.33   166.50   205.57
      DJ Real Estate     100.00    90.23  105.63   100.46   124.15   166.48

     --   Assumes $100 Invested on December 31, 1991
     --   Total Return Assumes Reinvestment of Dividends
     --   Fiscal Year Ending December 31

                             1992      1993     1994     1995      1996
           TEJON RANCH       -1.99%  -12.75%  -17.59%    21.34%   -2.54%
           DJ EQUITY MKT      8.61%    9.95%    0.77%    38.37%   23.46%
           DJ REAL ESTATE    -9.77%   17.07%   -4.89%    23.58%   34.09%

          The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Performance Graph by reference.

          The Dow Jones Real Estate Index, for the most part, includes companies which, unlike the Company, are principally engaged in the active phases of commercial land development and which have revenues substantially greater than those of the Company. The Company is unaware of any industry or line-of-business index that is more nearly comparable.


                                     OTHER

          Financial Information.  The Company's Annual Report to
     Stockholders accompanies this Proxy Statement. Copies of the Company's Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission may be obtained by calling or writing Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Lebec, California 93243, (805) 248-6774.

          Independent Accountants. Representatives of Ernst & Young LLP, the independent public accountants for the fiscal year most recently completed, will be at the Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders.

          Stockholder Proposals. A stockholder's proposal will be considered at the 1997 Annual Meeting of Stockholders only if the stockholder provides timely notice of such proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting as originally scheduled, but if less than 40 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the 10th day following the day on which the Notice of Annual Meeting of Stockholders was mailed. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting
     (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. To be considered for inclusion in the proxy statement for the 1998 Annual Meeting, stockholder proposals are required to be delivered to the Company on or before December 11, 1997.

          Other Business. Management does not know of any matter to be acted upon at the Meeting other than those described above, but if any other matter properly comes before the Meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

          Stockholders are urged to sign and return their proxies without delay.

                              For the Board of Directors,





                              DONALD HASKELL, Chairman of the Board
                              DENNIS MULLINS, Secretary

     April 10, 1997

                             TEJON RANCH CO. PROXY

             This is solicited on behalf of the Board of Directors.
          This undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 1997 and hereby appoints DONALD HASKELL and ROBERT A. STINE as Proxies (each with full power to act in the absence of the other, and each with full power of substitution), to represent and to vote all shares of Common Stock of Tejon Ranch Co. held of record by the undersigned on April 1, 1997, at the annual meeting of stockholders to be held on May 12, 1997, or any adjournment or postponement thereof.

          In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

     PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE
     ACCOMPANYING ENVELOPE                (Continued on reverse side)

                              FOLD AND DETACH HERE


                                   TEJON RANCH CO.

                                   Annual Meeting of Stockholders
                                   May 12, 1997 9:30 a.m.
                                   Park Hyatt Los Angeles
                                   at Century City
                                   Grand Salon I Room
                                   2151 Avenue of the Stars
                                   Los Angeles, CA  90067

                                                           Withheld
                                                    For    For All
     1.   election of Three Directors (Class I)     / /    /   /
          (except as written to the contrary below)
          Otis Booth, Jr., Dan T. Daniels, and
          Robert F. Erburu


     (Instructions: to withhold authority to vote for any individual nominee write the nominee's name in the space below)


                    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be vested for the election of directors.

     Signature______________________________________Date_____________

          Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              FOLD AND DETACH HERE

                                   TEJON RANCH CO.

                                   Annual Meeting of Stockholders
                                   May 12, 1997 9:30 a.m.
                                   Park Hyatt Los Angeles
                                   at Century City
                                   Grand Salon I Room
                                   2151 Avenue of the Stars
                                   Los Angeles, CA  90067

                                TEJON RANCH CO.

               Narrative Description of Graphic and Image
               Information in Registrant's Proxy Materials

               Description of Graphic or Image Information
               Proxy Statement

     Page 12 Contains line graph comparing five year total cumulative return on $100 invested in Tejon Ranch Co., Dow Jones Equity Market and Dow Jones Real Estate showing the data points set forth below:

                            1991     1992   1993     1994     1995     1996

      Tejon Ranch Co.       100.00  98.01    85.51    70.47    85.51    83.33
      DJ Equity Market      100.00  108.6   119.41   120.33   166.50   205.57
      DJ Real Estate        100.00  90.23   105.63   100.46   124.15   166.48

     Form of Proxy
     Front          Printed material indicating notice of Annual
                    Meeting and voting record date.

     Reverse Printed material includes two boxes for purpose of marking votes and includes signature lines.